Exhibit 99.1

Resource Extraction Payment Report

Coronado Global Resources Inc. (“Coronado” or “the Company”)

For the period from January 1, 2023 to December 31, 2023

Currency of Report: United States Dollars

In this report, references to “US$” refers to United States dollars, the lawful currency of the United States, and “A$” refers to Australian dollars, the lawful currency of the Commonwealth of Australia. This report is expressed in thousands of US$ unless otherwise stated. All payments to government entities in Australia were made in A$, and all payments to government entities in the United States were made in US$. When payments were made in A$, such payments were converted into US$ using a weighted average of exchange rates during the period. The weighted average exchange rate for the period from January 1, 2023 to December 31, 2023 was A$1 = US$0.664825.

Project-Level Disclosure:

Country	Mineral type and extraction method	Project and major subnational jurisdiction of project	Taxes	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments required by law or contract	Total
Australia	Coal, open pit	Curragh(1), Central Queensland	$ 3,617(4)	$ 356,194	$ 206,117	—	—	—	—	—	$ 565,928
Total Australia			$ 79,028(5)	$ 356,194	$ 206,117	—	—	—	—	—	$ 641,339
United States	Coal, underground mining	Buchanan(2), Virginia	$ 372(6)	—	$ 184	—	—	—	—	—	$ 556
United States	Coal, open pit and underground mining(3)	Logan(3), West Virginia	$ 231(7)	—	$ 355	—	—	—	—	—	$ 586
Total United States			$ 56,124(8)	—	$ 539	—	—	—	—	—	$ 56,663
		Total	$ 135,152	$ 356,194	$ 206,656	—	—	—	—	—	$ 698,002

Notes:

(1) Curragh is part of Coronado's Australia business segment.

(2) Buchanan is part of Coronado's United States business segment.

(3) Logan is part of Coronado's United States business segment.

(4) Includes payroll tax of $3.6 million paid to Queensland Treasury.

(5) Includes income tax of $75.4 million paid to the Australian Taxation Office which is paid by corporate entities and cannot be allocated to the operating projects. The Company files a consolidated income tax return in Australia, and is the entity that made the payments. The Government of Australia levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.

(6) Includes reclamation tax of $0.4 million paid to the Office of Surface Mining Reclamation and Enforcement.

(7) Includes reclamation tax of $0.2 million paid to the Office of Surface Mining Reclamation and Enforcement.

(8) Includes income tax of $55.5 million and payroll tax of $0.5 million paid to the United States Treasury which is paid by corporate entities and cannot be allocated to the operating projects. The Company files a consolidated income tax return in the United States, and is the entity that made the payments. The Government of the United States levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.

Government-Level Disclosure:

Country	Payee Name	Departments, Agency, etc. within Payee that received payments	Taxes	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments required by law or contract	Total
Australia	Government of Australia	Australian Taxation Office(1)	$ 75,411	—	—	—	—	—	—	—	$ 75,411
Total Government of Australia			$ 75,411	—	—	—	—	—	—	—	$ 75,411
Australia	Government of Queensland	Central Highlands Regional Council	—	—	$ 8,914	—	—	—	—	—	$ 8,914
Australia	Government of Queensland	CS Energy Limited	—	—	$ 12,492	—	—	—	—	—	$ 12,492
Australia	Government of Queensland	Department of Environment and Science	—	—	$ 165	—	—	—	—	—	$ 165
Australia	Government of Queensland	Department of Natural Resources Mines and Energy	—	—	$ 1,689	—	—	—	—	—	$ 1,689
Australia	Government of Queensland	Gladstone Ports Corporation Limited	—	—	$ 27,801	—	—	—	—	—	$ 27,801
Australia	Government of Queensland	Queensland Treasury	$ 3,617	$ 356,194	$ 5,992	—	—	—	—	—	$ 365,803
Australia	Government of Queensland	Resources Safety and Health Queensland	—	—	$ 2,292	—	—	—	—	—	$ 2,292
Australia	Government of Queensland	Stanwell Corporation Limited	—	—	$ 143,458	—	—	—	—	—	$ 143,458
Australia	Government of Queensland	Sunwater Limited	—	—	$ 2,729	—	—	—	—	—	$ 2,729
Australia	Government of Queensland	Workcover Queensland	—	—	$ 585	—	—	—	—	—	$ 585
Total Government of Queensland			$ 3,617	$ 356,194	$ 206,117	—	—	—	—	—	$ 565,928
United States	Government of the United States	Office of Surface Mining Reclamation and Enforcement	$ 603	—	—	—	—	—	—	—	$ 603

United States	Government of the United States	U.S. Department of Labor	—	—	$ 539	—	—	—	—	—	$ 539
United States	Government of the United States	United States Treasury(2)	$ 55,521	—	—	—	—	—	—	—	$ 55,521
Total Government of the United States			$ 56,124	—	$ 539	—	—	—	—	—	$ 56,663

Notes:

(1) Includes income tax of $75.4 million paid to the Australian Taxation Office which is paid by corporate entities and cannot be allocated to the operating projects. The Company files a consolidated income tax return in Australia, and is the entity that made the payments. The Government of Australia levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.

(2) Includes income tax of $55.5 million paid to the United States Treasury which is paid by corporate entities and cannot be allocated to the operating projects. The Company files a consolidated income tax return in the United States, and is the entity that made the payments. The Government of the United States levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.